Exhibit 5.1

                               FIRST AMENDMENT TO

                              PHOENIX ASSET RESERVE
                              MANAGEMENT AGREEMENT

         THIS AMENDMENT made effective as of this 1st day of January, 1994 by and between PHOENIX ASSET RESERVE, f/k/a National Asset Reserve (hereinafter called the "Trust") and NATIONAL SECURITIES & RESEARCH CORPORATION (hereinafter called the "Manager").

                                    Preamble
                                    --------

         The Trust and the Manager have entered into a certain Management Agreement dated May 14, 1993 (the "Agreement") wherein the Manager agreed inter alia, to provide its advice and assistance to the Trust in exchange for which the Trust agreed to pay a prescribed fee to the Manager.

         On June 30, 1993, the Board of Trustees of the Trust approved an amendment to the Trust's Declaration of Trust changing the name of the Trust to Phoenix Asset Reserve.

         On August 25, 1993, the Board of Trustees of the Trust also approved an amendment reducing the management fees payable to the Manager to a monthly fee equivalent to the annual rate of 0.55% of the Trust's average daily net assets up to $1 billion, 0.50% of the Trust's average daily net assets from $1 to $2 billion, and 0.45% of the Trust's average daily net assets in excess of $2 billion.

         Accordingly, parties intend to amend the Agreement to reflect the present name of the Trust and the revised management fees payable to the Manager.

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties mutually agree that the Agreement is hereby revised as follows:

         1. Any and all references to "National Asset Reserve" are hereby deleted and "Phoenix Asset Reserve" is substituted therefor.

         2. Paragraph numbered 8 of the Agreement is hereby deleted and the following is inserted in lieu thereof:

         As compensation to the Manager, the Trust will pay the Manager a management fee equivalent to the annual rate of 0.55% of the Trust's average daily net assets up to $1 billion, 0.50% of the Trust's average daily net assets from $1 to $2 billion, and 0. 45 % of the Trust's average daily net assets in excess of $2 billion. The Manager's fee will be accrued daily against the value of the Trust's net assets and will be payable by the Trust on the last business day of each month.


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         Except as herein modified, all other terms and provisions set forth in the Agreement shall be and remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their officers thereunto duly authorized as of the day and year first above written.


                                                 PHOENIX ASSET RESERVE



                                                 By:    /s/ Philip R. McLoughlin
                                                 ------------------------------
                                                 Name:  Philip R. McLoughlin
                                                 Title: President

Attest:

By: /s/ Richard J. Wirth
    ------------------------------
    Richard Wirth
    Asst. Secretary

                                                 NATIONAL SECURITIES & RESEARCH
                                                 CORPORATION

                                                 By:    /s/ Michael E. Haylon
                                                 ------------------------------
                                                 Name:  Michael Haylon
                                                 Title: Vice President

Attest:
By: /s/ Patricia O. McLaughlin
    ------------------------------
    Patricia O. McLaughlin
    Assistant Secretary







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